UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 13, 2007

DEBT RESOLVE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-29525	33-0889197
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

707 Westchester Avenue, Suite L7		10604
White Plains, New York		(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code: (914) 949-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR  240.13e-4(c))

CURRENT REPORT ON FORM 8-K

DEBT RESOLVE, INC.

December 13, 2007

Item 1.01.  Entry into a Material Definitive Agreement.

Item 3.02.  Unregistered Sales of Equity Securities.

On December 13, 2007, we entered into an agreement dated December 12, 2007, with The Resolution Group, Inc. (known as TRG), under which TRG will loan funds up to $4,500,000 to us and create and establish a joint venture with us to develop a product for the sub-prime home mortgage work-out/note modification market and mortgage collections, integrating our online collection tools, DR-Default and DR-Settle.

TRG, located in Irvine, California, specializes in providing consulting, market strategy and planning to the mortgage, banking and healthcare industries. The principals of TRG have longstanding relationships at high executive levels within the mortgage, banking and healthcare communities.

Under the agreement, TRG agreed to loan to us funds in the amount of $500,000 to $4,500,000 pursuant to 12% senior secured notes. The principal and interest under the notes would be due and payable 18 months after the date of issuance. We would also issue to TRG warrants (with 30% warrant coverage) to purchase shares of our common stock at an exercise price equal to 105% of the market price per share of our common stock on the date of grant.

TRG also agreed to create and establish a joint venture with us to develop and implement proprietary business methods in the sub-prime home mortgage work-out/rate modification market. TRG will provide the sales, marketing and administrative staff and supervision from a center to be located at our First Performance (a Debt Resolve subsidiary) facility in Las Vegas, Nevada and in Irvine, California. Personnel at our First Performance subsidiary may be called upon to assist in this venture. The parties agreed to share evenly any net revenues (less expenses and overhead) attributable to the joint development and deployment of future proprietary businesses, such as originating new real estate or consumer loans, that are not currently being pursued by us.

TRG also agreed to introduce to us accounts from its creditor base in the healthcare, mortgage and banking industries for integration into our collection system. We agreed to pay TRG a fee equal to 12.5% of gross introduced customer revenues generated by creditor-clients referred to us by TRG. TRG will become a fully authorized agent of ours, operating in California and the West Coast, in offering our products and services.

Upon our execution of the agreement, we agreed to issue to TRG, subject to our compliance with the market rules of the American Stock Exchange (where our shares trade), (a) 400,000 shares of common stock, provided TRG funds to us at least $500,000 on or before December 20, 2007, (b) 250,000 additional shares of common stock, provided TRG funds to us at least $2,000,000 on or before January 26, 2008, and (c) 250,000 additional shares of common stock, provided TRG funds to us at least $3,000,000 and up to $4,500,000 on or before June 12, 2008, plus delivers to us contracts with three hospitals by such date, as well as an aggregate portfolio of face value debt of $50,000,000 on or before December 12, 2008. TRG is entitled to a 5% note servicing fee in connection with its funding obligation for amounts in excess of the initial $500,000.

The foregoing summary description of the TRG agreement is qualified by reference to the full text thereof, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Agreement, dated December 12, 2007 (and executed December 13, 2007), between Debt Resolve, Inc. and The Resolution Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEBT RESOLVE, INC.

Date: December 18, 2007	By:	/s/ James D. Burchetta
James D. Burchetta
Co-Chairman and Chief Executive Officer